UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 12, 2023

Spirit AeroSystems Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33160	20-2436320
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3801 South Oliver, Wichita, Kansas 67210

(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (316) 526-9000

                     Not Applicable

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.01 per share	SPR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Other Events.

On October 12, 2023, Spirit AeroSystems, Inc. (“Spirit”), a wholly-owned subsidiary of Spirit AeroSystems Holdings, Inc. (the “Company”), and The Boeing Company (“Boeing”) executed a Memorandum of Agreement (the “MOA”).

Under the MOA, the parties have agreed to the following, among other matters:

•	The MOA establishes recurring shipset price increases for the 787 program effective for LN 1164 through LN 1605 with a mutual goal of concluding negotiations 12 months prior to the delivery of LN 1605, to discuss in good faith potential pricing changes, other interests and considerations pertaining to LN 1606 and beyond.

•	The MOA establishes recurring shipset price reductions on the 737 program (the “Reductions”), effective with Spirit’s first unit delivery in 2026 through the last unit delivery in June 2033, with such Reductions not to exceed certain amounts per annum over such period.

•	As a result of the aggregate impact of the 787 and 737 recurring shipset pricing adjustments referred to above, the Company expects increases / (decreases) to its revenue as described below, based upon our cutomer's forecasted production rates and volumes, which may differ from actual production rates and volumes in any given period:

o	2023 of approximately $60 million;

o	2024 – 2025 of approximately $395 million in the aggregate;

o	2026 – 2028 of approximately ($25) million in the aggregate; and

o	2029 – 2033 of approximately ($240) million in the aggregate.

•	Releases of liability and claims through the effective date of the MOA by both parties relating to Boeing’s Commercial Airplanes division and its airplane programs under the General Terms Agreement for the 787 program and the General Terms Agreement for the 737, 747, 767 and 777 programs (collectively, the “Agreements”).

•	Boeing provided funding for tooling and capital through 2025 for certain planned and potential 737 and 787 rate increases, a portion of which in the amount of approximately $100 million will be received within 10 business days of the effective date.

•	The MOA amends the repayment dates for outstanding customer financing received from Boeing in the quarter ended June 29, 2023 to be as follows:

o	December 1, 2025 (in the amount of $90 million),

o	December 1, 2026 (in the amount of $45 million), and

o	December 1, 2027 (in the amount of $45 million).

•	Prior to December 31, 2030, the terms governing assignments in the Agreement will include that Spirit shall not assign any of its rights or interest in the Agreements or an order without Boeing’s prior written consent, which shall not be unreasonably withheld consistent with existing obligations, except that Boeing may withhold its consent to an assignment to a Disqualified Person (which includes any person to which Boeing does not consent in its sole discretion) for any reason and at its sole discretion. An assignment is defined to include certain specified change of control events set forth in the MOA. In the event of such an assignment to a Disqualified Person during such period, Spirit will be required to accelerate amounts owed to or to be realized by Boeing totaling up to approximately $945 million related to the Repayments and certain capital, tooling and cash advances (with Boeing having no obligation to make any further advances) and to repay certain amounts received of up to approximately $245 million. These amounts generally decrease over time.

•	After January 1, 2031, the terms governing assignments in the Agreements will revert to the terms existing immediately prior to entry into the MOA.

The parties have agreed to negotiate in good faith and execute, on or before November 17, 2023, such documentation as may be necessary to implement the terms and conditions set forth in the MOA.

The foregoing description of the MOA does not purport to be complete and is qualified in its entirety by reference to the full text of the MOA, which is attached as Exhibit 10.1 hereto and incorporated by reference herein.

Item 2.02	Results of Operations and Financial Condition.

Preliminary Unaudited Financial Results for the Quarter Ended September 28, 2023

In connection with the execution of the MOA described under Item 1.01 above, the Company is providing certain preliminary estimates of its operating results for the third quarter ended September 28, 2023. The Company is in the process of finalizing its results for the quarter ended September 28, 2023. Set forth below are certain estimated preliminary unaudited financial results for the quarter ended September 28, 2023. The estimated preliminary unaudited financial results set forth below are based only on currently available information as of the date hereof. These results are preliminary and subject to change. The Company’s financial closing procedures for the quarter ended September 28, 2023 are not yet complete and, as a result, its final results upon completion of its closing procedures may vary from the estimated preliminary unaudited results set forth below.

The company will release its third quarter 2023 results as scheduled at 6:30 a.m. Central Time on Wednesday, November 1, 2023, and will also hold a live webcast and conference call at 10 a.m. Central Time that same day. The live audio stream and slide presentation can be accessed November 1, 2023, at http://investor.spiritaero.com/.

In addition, the estimated preliminary results set forth below are forward-looking statements and are not guarantees of future performance and may differ from actual results. See “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements” and the Company’s financial statements and related notes included in its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q for additional information regarding factors that could result in differences between the preliminary estimated financial results that are presented below and the actual financial results the Company will report. These estimates should not be viewed as a substitute for the Company’s full financial statements prepared in accordance with generally accepted accounting principles (“GAAP”). Accordingly, you should not place undue reliance on these preliminary unaudited results.

Additionally, the estimates reported below include the presentation of free cash flow, which is a non-GAAP financial measure. In addition to reporting the Company’s financial information using GAAP, management believes that certain non-GAAP measures, including free cash flow, provide investors with important perspectives into the Company’s ongoing business performance. The Company does not intend for the non-GAAP measures to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define and calculate the measures differently than the Company does, limiting the usefulness of the measures for comparison with other companies.

All of the estimated preliminary unaudited financial information set forth below has been prepared by and is the responsibility of the Company’s management and has not been audited, reviewed or compiled by the Company’s independent registered public accounting firm, Ernst & Young LLP. Accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto.

Below are certain preliminary estimates for the Company’s results of operations for the quarter ended September 28, 2023 (in millions). These preliminary results do not reflect the execution of the MOA described under Item 1.01 above, as the impacts of the MOA will not be incorporated until the fourth quarter 2023 financial results.

Preliminary Financial Results

	3rd Quarter
($ in millions)	2023	2022
Net Revenues	$1,430 - $1,450	$1,277
Cost of Sales	$1,490 - $1,500	$1,194
Gross (Loss) Profit	($50) - ($60)	$83
Free Cash Flow(1)	($135) - ($140)	($73)

•	Revenue: Revenue of $1,430 to $1,450, up compared to $1,277 for the same period of 2022, primarily driven by higher production volumes on most Commercial programs as well as higher revenue for Defense and Space and Aftermarket segments during the third quarter of 2023.

•	Gross (Loss) Profit (Net Revenues less Cost of Sales): Gross loss of $50 to $60, down compared to gross profit of $83 for the same period of 2022, primarily driven by higher changes in estimates recognized in the third quarter of 2023 including forward loss charges of $100 to $105 primarily related to the Boeing 787 and Airbus A350 programs, as well as negative cumulative catch-up adjustments of $60 to $65 primarily related to the Boeing 737 and Airbus A320 programs.

The forward losses on the Boeing 787 and Airbus A350 programs were driven by higher estimates of supply chain, labor and other costs. The unfavorable cumulative catch-up adjustments on the Boeing 737 and Airbus A320 programs were driven by increased supply chain, labor and other costs and, to a lesser extent, rework costs related to the quality issue on the 737 aft pressure bulkhead and unfavorable foreign currency movements on the A320 program.

•	Free Cash Flow(1): Free cash flow usage of $135 to $140, compared to usage of $73 for the same period of 2022, reflects higher negative impacts to working capital, partially offset by the expected $50 customer cash advance received during the third quarter of 2023.

Reflected in the results above are the following expected deliveries by program:

Spirit Shipset Deliveries

(one shipset equals one aircraft)

	3rd Quarter		Nine Months
	2023	2022	2023	2022
B737	83	69	252	200
B747	-	-	-	1
B767	7	7	24	23
B777	9	8	23	19
B787	9	6	25	13
Total Boeing	108	90	324	256
A220	16	12	43	46
A320 Family	129	145	423	447
A330	8	8	26	20
A350	12	11	37	37
Total Airbus	165	176	529	550
Business/Regional Jet	59	50	167	149
Total	332	316	1,020	955

The tables below provide reconciliations between the GAAP and non-GAAP measures.

Free Cash Flow

($ in millions)

	Three months ended
	September 28, 2023	September 29, 2022
Cash Used in Operations	($110) - ($115)	($36)
Capital Expenditures	~(25)	(38)
Free Cash Flow	($135) - ($140)	($73)

(1) Free cash flow is defined as GAAP cash provided by (used in) operating activities less capital expenditures for property, plant and equipment. Management believes free cash flow provides investors with an important perspective on the cash available for stockholders, debt repayments including capital leases, and acquisitions after making the capital investments required to support ongoing business operations and long-term value creation. Free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures. The most comparable GAAP measure is cash provided by (used in) operating activities. Management uses free cash flow as a measure to assess both business performance and overall liquidity.

The information in Item 2.02 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that Section, nor shall it be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 7.01	Regulation FD Disclosure.

As a result of the MOA described under Item 1.01 above, the Company expects to reverse unamortized liabilities, including previously recorded forward losses and material right obligation on the Boeing 787 program of approximately $350-$370 million in the fourth quarter of 2023. Additionally, related to the release of claims, including the $23 million of anticipated claims related to the Boeing 737 Vertical Fin Attach Fittings previously disclosed, the Company will be reversing amounts reflected as liabilities for certain claims received and other anticipated claims on its balance sheet in the fourth quarter of 2023.

The information in Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that Section, nor shall it be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Memorandum of Agreement, dated as of October 12, 2023, by and between Spirit AeroSystems, Inc. and The Boeing Company.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPIRIT AEROSYSTEMS HOLDINGS, INC.

Date: October 18, 2023	By:	/s/ Mark Suchinski
		Name:	Mark Suchinski
		Title:	SVP and CFO